Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amylin Pharmaceuticals, Inc. 2001 Equity Incentive Plan, 2001 Deferred Compensation Plan, and 2003 Non-Employee Directors’ Stock Option Plan, of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Amylin Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2004, Amylin Pharmaceuticals, Inc., management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Amylin Pharmaceuticals, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California
July 5, 2005